March 2, 1998



Arden Realty, Inc.
Arden Realty Limited Partnership
9100 Wilshire Boulevard
Beverly Hills,  CA 90212


               Closing Agreement


Ladies and Gentleman:

          We refer to that certain Agreement for Purchase and Sale of AEW/LBA Portfolio (the "Agreement") dated as of December 15, 1997 executed by and among you as the "Buyer" and the set of "Sellers" defined in and signatory to the Agreement. All capitalized terms not otherwise defined in this Closing Agreement shall have the meanings provided in the Agreement. We write to confirm certain matters relating to such Agreement, specifically, that the parties agree as follows:

          1. Consistent with Section 6.3(c)(i) of the Agreement in which the parties agreed that (a) Sellers would transfer Sellers' entire interest in any letters of credit or certificates of deposit held by Sellers as lease deposits, and that (b) Sellers would diligently cooperate with Buyer in obtaining any reissuance or confirmation of the effect of the transfer of such documents, Sellers and Buyer hereby agree that, following Closing, for any letter of credit or other collateral held as a lease deposit in lieu of cash (i) Sellers will cooperate to the extent necessary to transfer such collateral to Buyer, and (ii) until such time as the transfer or reissuance of such collateral is effective, Buyer may request, at Buyer's expense, for Sellers to effect a draw on a letter of credit or a foreclosure on collateral, with delivery to Buyer of proceeds from such draw or foreclosure. Sellers specifically acknowledge that Sellers have not afforded Buyer a credit and have not transferred to Buyer as of the Closing Date funds in the approximate amount of $1.25 million representing a security deposit from PSB Lending at the Carlsbad Corporate
     Center Property. Sellers shall transfer such funds upon Buyer's request following Buyer's establishment of the necessary segregated account for such purposes.

          2. Buyer and AEW/LBA II agree that the option deposit held by AEW/LBA II from 1st Capital Bancorp with respect to the leasing of space at Von Karman Corporate Center shall be prorated between the parties as part of the post-closing reconciliations based upon the portion of the option period falling before and after the Closing Date.

          3. Notwithstanding the fact that in the Agreement, the legal description for the Cymer Technology Center includes Lot 43 of Bernardo Industrial Park Unit No. 17 according to Map thereof No. 10480 filed in the Office of County Recorder of San Diego County, California, on September 23, 1982 (the "Cymer Parking Lot"), the parties hereby acknowledge that the Cymer Parking Lot will be retained by Sellers as part of the Cymer Build-to-Suit and that an easement agreement affording rights of parking over the Cymer Parking Lot will be executed for recordation on the Closing Date, and that there will be no corresponding credit or debit to Buyer or reduction or increase in Purchase Price due to the fact that the Cymer Parking Lot is not being transferred as part of the Agreement or that the parking easement shall be executed. Buyer and Sellers further agree to cooperate and exercise diligent efforts to secure the prompt execution by Cymer of the lease amendments proposed to the Cymer Technology lease and the Cymer Build-To-Suit lease substantially in the forms approved by Buyer and Sellers as of this date to reflect the retention of and easement over the Cymer Parking Lot. The parties further acknowledge that such lease amendments shall divide the rental assessed Cymer for the Cymer Parking Lot between the two leases in proportion to the number of parking spaces allocated to the respective properties in the Cymer Parking Lot.

          4. Buyer shall have the option to purchase from AEW/LBA II the Cymer Build-To-Suit Property (the "Cymer BTS"), subject to the following terms and conditions: (a) Buyer shall have until 5 p.m. Los Angeles time on May 2, 1998, to determine, in Buyer's sole discretion and to be expressed by written notice to AEW/LBA
     II, whether Buyer elects to purchase the Cymer BTS; (b) if Buyer so elects to purchase, Buyer shall deposit with the Title Company a deposit on account of the BTS Properties in an amount equal to 3% of the aggregate projected purchase price for the Cymer BTS
     (as determined in good faith by the parties prior to execution of the agreement contemplated in the last sentence of this Section);
     (c) if Buyer so elects to purchase, Buyer shall be obligated to purchase the Cymer BTS following AEW/LBA II's substantial completion of all landlord improvements at the Cymer BTS and the commencement of the term of the lease currently in place with respect to the Cymer BTS; (d) the purchase price for the Cymer
     BTS shall be the annualized stabilized net operating income for the Cymer BTS divided by a capitalization rate of eight and one-half percent (8.5%); (e) the calculation of the purchase price shall exclude from the rental income any amortization of tenant improvement costs expended by AEW/LBA II in excess of the allowance defined in the lease, provided that Buyer shall reimburse AEW/LBA II at the closing for the amount of such costs;
     and (f) AEW/LBA II shall assign to Buyer all warranties, guaranties and contract rights relating to the general contractor or otherwise relating to the construction of the improvements.
     Buyer and AEW/LBA II shall negotiate in good faith and execute a separate agreement consistent with the foregoing and otherwise satisfactory to each party to document their respective rights and obligations as to the option to purchase the Cymer BTS.

          5. Buyer acknowledges the existence of that certain mechanic's lien filed against the Westridge property by C.S.I. Inc. ("CSI") relating to a contract for services between CSI and a tenant of the property, Depositech, Inc. which by its express terms only applies to the leasehold premises of Depositech. Sellers currently hold certificates of deposit, cash or deposits, in an amount in excess of the mechanic's lien claim, from Depositech, and such certificates, cash or deposits are specifically designated to secure all costs incurred by the tenant in connection with tenant improvements to the tenant's leasehold premises. The parties acknowledge that at closing, Sellers will transfer (consistent with the terms of Paragraph 1 above) such deposit to Buyer, and that thereafter Sellers will bear no liability to address the removal of such mechanic's lien from the property;

          6. Buyer acknowledges that Section 2.1 of the Agreement, which contemplates distributions of some assets from AEW/LBA I and/or AEW/LBA II to Spectrum entities before the final transfer of those assets to Buyer, shall apply instead to similar distributions of assets, prior to their final distribution to Buyer, from AEW/LBA IV and CAL VI to Spectrum I and to Spectrum
     III, respectively;

          7. Buyer acknowledges that on the signature page to the Agreement (a) one of the Seller entities, Spectrum Huntington Center, LLC, was mis-identified as Spectrum Huntington Avenue, LLC, and (b) the general partner of Spectrum Investments, L.P. and Spectrum Investments II, L.P., LBA Fund I, Inc., was mis-
     identified as LBA, Inc.   Buyer hereby acknowledges that
     consistent with the correction of such mis-identifications, Spectrum Huntington Center, LLC (and not Spectrum Huntington Avenue, LLC) and LBA Fund I Inc. (and not LBA Inc.) will be the signatories on various Closing Documents, where appropriate.

          8. Pursuant to Section 6.3(c)(iii) of the Agreement, Sellers are responsible for the costs and expenses relating to the completion of each of the items of capital improvement set forth on Exhibit M to the Agreement on or prior to the Closing Date.
     For any such items which have not been completed on or prior to the Closing Date, the Agreement further states that Buyer will receive a credit against the Purchase Price based upon that portion of the amount set forth with respect to such item on Exhibit M as the parties in good faith determine is necessary to complete the item. Buyer shall thereafter assume the responsibility for all such costs. Consistent with the foregoing:

               (a)  Buyer hereby acknowledges that, for any
          Exhibit M item for which no credit has been given to Buyer (other than the item described in subsection (b) below with reference to Carlsbad Corporate Center), Buyer shall have a period of 15 business days following the Closing Date in which to confirm the completion of items on Exhibit M or to identify in writing to Sellers any Exhibit M items not completed. If Buyer so identifies any incomplete items in timely fashion and in fact such items are not complete, Sellers shall refund to Buyer that portion of the amount set forth with respect to such item on Exhibit M as the parties shall in good faith determine is necessary to complete the item and Buyer shall assume the responsibility for all such costs.

               (b) Buyer and Sellers confirm that Sellers have commenced but not completed the project described on Exhibit M with reference to Carlsbad Corporate Center -
          - the construction of a parking lot and related improvements (the "Carlsbad Project"). Buyer, therefore, shall receive a credit on the Closing Date in the amount of the $444,737 representing the current estimated cost to complete the Carlsbad Project (the "Estimated Cost"). To date, the scope and plans for the project have been defined and are under review for the issuance of requisite governmental approvals. Promptly following receipt of such approvals, Buyer and Sellers shall cooperate to secure bids from three qualified parking lot construction contractors for the construction of the Carlsbad Project. The character of the process of securing bids and the selection of the bidding contractors shall be subject to the approval of both Buyer and Sellers. Buyer shall have full control and decision authority with respect to the award of the bid, construction contract terms and the execution of the Carlsbad Project. If the amount of the low bid secured through the approved bidding process is less than the Estimated Cost, Buyer shall refund to Sellers the amount of the difference within 30 days following the execution of the contracts; if the amount of the low bid is in excess of the Estimated Cost, Sellers shall pay the amount of the difference to Buyer within 30 days following execution of the contracts.

          9. Buyer and Sellers agree that the amounts of any credits afforded Sellers on the Closing Date on account of amounts paid by Sellers on construction and related contracts on tenant improvement or other capital projects the costs of which are borne by Buyer pursuant to the Agreement shall be subject to the reconciliation provisions of the Agreement,.

          10. Buyer and AEW/LBA II acknowledge that the parties shall cooperate following the Closing Date to transfer to Buyer any rights and obligations of AEW/LBA as the declarant or manager under property owner associations affecting the Properties, including those affecting Airport Commerce Center and 1501 Hughes Freeway Business Park. To that end, AEW/LBA shall transfer to Buyer any and all association books, records, accounts or funds held by AEW/LBA -- all in accordance with any procedures prescribed under the associations' governing documents.

          11. Notwithstanding Buyer's failure to proceed with the purchase of the BTS Properties and the proviso at the close of Section 2.3 of the Agreement, Buyer shall be entitled to the full amount of the credits set forth in subsection 2.3(e) of the Agreement.

          12. Buyer and CAL VI acknowledge that CAL VI has disclosed to Buyer, without representation or warranty, the expression of tenant concerns as to air quality within the Camarillo Business Park building and reports prepared by third party consultants with respect to such matters. Consistent with the Agreement, Buyer has assumed fully the risk of such adverse conditions. Notwithstanding the foregoing and without implying any representation, warranty, indemnity or other undertaking not expressly set forth in the Agreement, CAL VI agrees that the release set forth in Section 2.5(d) of the Agreement shall not operate to waive rights, if any, Buyer may possess with respect to claims relating to injuries arising out of adverse air quality conditions during CAL VI's ownership of Camarillo Business Park. Nor shall the limitations of Section 4.4 operate to limit any such extra-contract rights, if any, that Buyer may possess with respect to the Camarillo Business Park air quality matter.

          13. Sellers represent that Exhibit A to this letter sets forth under the heading "Deposit per LBA" a materially accurate list of the amounts collected by the Seller in ownership of the identified Property as the security deposit from the identified tenant. Sellers make no representation as to Buyer's ability to collect any additional amount as a security deposit from such tenant.

          14. Buyer acknowledges that AEW/LBA II has disclosed to Buyer a complaint and related lis pendens filed as Case No. 718225 in the Superior Court of San Diego County relating to the assertions of Fairfield Properties Inc. ("Fairfield") of a breach by AEW/LBA II of certain rights of second refusal afforded in Fairfield's lease at Sorrento Valley Science Park (the "Fairfield Matter"). Buyer and AEW/LBA II, in a collaborative effort to permit AEW/LBA II to address the Fairfield Matter in an efficient and effective manner and to achieve certain beneficial leasing at the Sorrento Valley Property have agreed as follows:

               (a) AEW/LBA shall cause the Title Company to remove the lis pendens filed as part of the Fairfield Matter affecting the first and second floors of 5510 Morehouse Drive at the Sorrento Valley Property as an exception to the vestee's title set forth in the Title Policy issued by the Title Company for the Sorrento Valley Property.

               (b) AEW/LBA II acknowledges that AEW/LBA and not Buyer shall be responsible for any loss or damage suffered by Fairfield based upon the alleged breach of the Fairfield lease described as the Fairfield Matter. Provided that Arden performs consistent with the undertakings set forth in subsections (c) and (d) below, AEW/LBA II shall indemnify, defend and hold harmless Buyer from and against any claim for such damages asserted by Fairfield against Buyer arising out of the Fairfield Matter, including, without limitation, all reasonable costs and expenses and attorneys' fees suffered or incurred by Buyer in connection with such a claim (provided that AEW/LBA II shall control in good faith any settlement with respect to such damage claims).

               (c) AEW/LBA II is in the process of finalizing the terms of an agreement with Ogden Environmental & Energy ("Ogden") with respect to the termination of certain premises occupied by Ogden on the first floor of 5510 Morehouse Drive and the execution of a new lease at 5590 Morehouse Drive. The parties acknowledge that the termination of Ogden's existing lease would permit AEW/LBA II to mitigate any claim by Fairfield by offering Ogden's space to Fairfield for lease at market terms. Based on consideration afforded Buyer in this letter and the closing process and based on Buyer's review and approval of the current proposed term sheet governing the proposed Ogden transaction set forth as Exhibit B to this letter, Buyer agrees following the Closing Date to pursue with due diligence (and with the cooperation and involvement of AEW/LBA II) the negotiation and finalization of the terms of the Ogden lease transaction. If so finalized, Buyer shall execute and assume the landlord's rights and obligations under a lease with Ogden consistent in all material respects with that described on Exhibit B.

               (d) Consistent with the foregoing and based on other consideration afforded Buyer as part of the closing process, Buyer further agrees following the Closing Date to pursue with due diligence (and with the cooperation and involvement of AEW/LBA II) the offer, negotiation and finalization of the terms of a lease with Fairfield for the space vacated by Ogden in 5510 Morehouse Drive consistent in all material respects with that described on Exhibit C to this letter and to execute and assume the landlord's rights and obligations under such lease.

               (e) Arden shall bear the costs, including legal fees, tenant improvements and leasing commissions, incurred in connection with the preparation, execution and performance of the leases/amendments evidencing the Exhibit B and Exhibit C leasing transactions.

               (f) AEW/LBA II shall bear any incremental costs incurred which relate to the defense or settlement of the Fairfield Matter.

          15. As contemplated by Section 4.2(c) of the Agreement, Sellers confirm that Sellers have terminated all property management agreements affecting the Properties on or prior to the Closing
     Date and have terminated or provided written notice of termination under agreements for the performance of leasing brokerage services. Sellers further confirm that all such agreements terminate upon sale, upon written notice or within 30 days following written notice.

          16. Buyer and Sellers agree that leasing commissions in the approximate amount of $104,000 otherwise payable or reimbursable to Sellers by Buyer in accordance with the provisions of Section 6.3(c)(ii) of the Agreement shall not be so paid or reimbursed to the extent that such fees would be payable to LBA, Inc.

          17. AEW/LBA I confirms that it has paid the sum of approximately $10,000 representing the sole amount assessed to date on account of a Public Facilities Fee in connection with the development of the movie theater project at the Tower Plaza Property designated by the City of Temecula as Project PA95-0114 pursuant the Agreement for Payment of Public Facilities Fee entered into with the City dated March 25, 1997. AEW/LBA I acknowledges and agrees that it shall be fully responsible for the timely payment of any additional assessment of a Public Facilities Fee under the City agreement relating to the development of the project by AEW/LBA
     I. Buyer shall provide AEW/LBA I with notice and copies of any such assessment provided to Buyer by the City.

          18. Buyer and Brea Tech Associates, LLC, an entity with beneficial ownership consistent with that of AEW/LBA I, shall negotiate in good faith and finalize within 15 business days following the Closing Date a definitive agreement affording the following rights with respect to the Tower Plaza Retail Property and the portion of the Tower Plaza retail area consisting of the proposed "Michael's" development pad, the contiguous development pad and related common area retained by AEW/LBA I and transferred to Brea Tech Associates following the closing (the "Pads"):

               (a) If, at any time within 12 months following the Closing Date, Arden or any affiliate (but no successor-in-ownership to Arden) desires to sell the Tower Plaza Retail Property and the Pads in a unified sale to a third party, Arden shall have the right to "drag" Brea Tech along to participate in such sale.
          The allocation of the aggregate purchase price between the parties in such a unified sale shall be subject to agreement or, in the absence of agreement, to determination pursuant to a methodology to be set forth in the definitive agreement. Arden and Brea shall cooperate in any such unified sale to provide any and all information to one another necessary to market and conclude such sale in an efficient fashion.

               (b) If, at any time within 24 months following the Closing Date, Brea Tech desires to sell the Pads, Arden or any affiliate (but no successor-in-ownership to Arden) shall have a right of first offer (subject to a prompt response period) to purchase the Pads at a price proposed by Brea Tech. The precise terms of the right of first offer shall be set forth in the definitive agreement. Both this right of first offer and the foregoing drag-along right shall terminate if Brea Tech sells to any unaffiliated third party successor following Arden's declination of the right of first offer.




              [Balance of Page Intentionally Blank]


                     *     *     *     *     *

          If you agree that the foregoing represents an accurate expression of our agreement, please execute a copy of this letter agreement in the space provided below and return a signed copy to the undersigned.

                              Very truly yours,

                              AEW/LBA  Acquisition Co., LLC
                              AEW/LBA Acquisition Co. II, LLC
                              AEW/LBA Acquisition Co. IV, LLC
                              Cal Portfolio VI, L.L.C.
                              Spectrum Huntington Center, LLC
                              Spectrum Chicago Avenue , LLC
                              Spectrum Waples Street, LLC
                              Spectrum Lambert Plaza, LLC



                              By:/s/ Phil Belling
                                 Phil Belling



                              By:/s/ Paul E. Slye
                                   Paul E. Slye

                              Authorized Sellers's Signatories


AGREED TO BY BUYER:

Arden Realty, Inc.               Arden Realty Limited
                                 Partnership, a Maryland limited partnership
By:
    Name: Victor Coleman         By: Arden Realty, Inc.
    Its: President
                                      By:/s/ Victor J. Coleman
                                      Name: Victor Coleman
                                      Its: President

AGREED TO SOLELY FOR THE PURPOSES
OF SECTION 18:

BREA TECH ASSOCIATES, LLC


By: /s/ Paul E. Slye
         Paul E. Slye
Its: Authorized Signatory